Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Executive Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES NEW DIRECTOR

RADNOR, PA., (Business Wire) February 6, 2006 - Penn Virginia Corporation (NYSE: PVA) announced today that Merrill A. Miller, Jr. was elected to the Company's Board of Directors effective February 2, 2006.

Mr. Miller is currently the Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a worldwide leader in the design, manufacture and sale of comprehensive systems, components and equipment used in oil and gas drilling and production and the provision of oilfield inspection, supply chain integration and other services to the upstream oil and gas industry. From 1997 until National Oilwell's merger with Varco International in March 2005, Mr. Miller served in several executive positions with National Oilwell, including as Chairman of the Board, President and Chief Executive Officer, Chief Operating Officer, President of National Oilwell's Products and Technology Group, and Vice President of Marketing, Drilling Systems. Prior to his tenure at National Oilwell, he was President of Anadarko Drilling Company from 1995 to 1996 and served for 15 years in various senior management positions at Helmerich & Payne International Drilling Company, including as Vice President, U.S. Operations.

Mr. Miller graduated from the U. S. Military Academy at West Point in 1972 and, after serving for five years in the U. S. Army, earned an MBA from Harvard Business School in 1980. He serves on the board of Spindletop International, a charitable organization that donates funds to Houston area youth charities, and is a member of the National Petroleum Council.

A. James Dearlove, Penn Virginia President and Chief Executive Officer, said, "Penn Virginia is very pleased to announce the addition of Mr. Miller to our Board of Directors. His experience in the oil and gas exploration and production industry, and his leadership role and experience in the growth of National Oilwell, should be valuable assets to Penn Virginia."

*****

Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Through its ownership in Penn Virginia Resource Partners, L.P. (NYSE: PVR), PVA also manages coal properties and related assets and operates a midstream natural gas business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company's website at www.pennvirginia.com.